Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following sets forth certain unaudited pro forma condensed combined financial data giving effect to the Polygon Acquisition (defined below), the issuance and sale of $300.0 million in 7.0% senior notes due 2022 (“the 2022 notes”), $120.0 million in borrowings under the Senior Unsecured Facility (defined below) and the use of approximately $148.0 million in cash on hand (including $100.0 million of cash generated from certain land banking arrangements) to finance the Polygon Acquisition and to pay related fees and expenses. The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The pro forma data is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Polygon Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of William Lyon Homes (the “Company”) following the consummation of the Polygon Acquisition. There were no material transactions between the Company and Polygon Northwest Homes (defined below) during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 assumes that the Polygon Acquisition took place on January 1, 2013.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 assumes that the Polygon Acquisition took place on January 1, 2013.

As the condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 includes the effects of the Polygon Acquisition, no unaudited pro forma balance sheet has been presented herein.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Polygon Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of the Company for the applicable periods:

•	historical financial statements of the Company for the year ended December 31, 2013 and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	historical financial statements of the Company as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014;

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation. The Company has been treated as the acquiror in the Polygon Acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Polygon Acquisition, the costs to combine the operations of the Company and Polygon Northwest Homes or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014

(in thousands, except per share data)

	Historical
	William Lyon Homes	Polygon Northwest Homes	Pro Forma Adjustments		Pro Forma Combined
Home sales	$504,546	$150,854	$—		$655,400
Lots, land and other sales	1,926	—	—		1,926
Construction services	30,186	1,031	—		31,217

	536,658	151,885	—		688,543

Cost of sales - homes	(392,083)	(108,094)	(18,623	)(1)	(518,800)
Cost of sales - lots, land and other	(1,529)	—	—		(1,529)
Construction services	(24,735)	—	—		(24,735)
Sales and marketing	(27,958)	(8,778)	—		(36,736)
General and administrative	(35,881)	(9,911)	—		(45,792)
Transaction expenses	(5,768)	—	5,768	(7)	—
Amortization of intangible assets	(1,294)	—	—		(1,294)
Other	(1,745)	—	—		(1,745)

	(490,993)	(126,783)	(12,855)		(630,631)

Operating income	45,665	25,102	(12,855)		57,912
Interest expense, net of amounts capitalized	—	(91)	91	(4)	—
Other income, net	830	(3,145)	4,533	(5)	2,218

Income before taxes	46,495	21,866	(8,231)		60,130
Income Taxes	(12,779)	—	(4,949	)(2)	(17,728)

Net income	33,716	21,866	(13,181)		42,401
Net income attributable to noncontrolling interests	(7,096)	(3,878)	3,878	(3)	(7,096)

Net income attributable to William Lyon Homes	26,620	17,988	(9,303)		35,305

Net income from continuing operations before nonrecurring charges directly attributable to the transaction	$26,620	$17,988	$(9,303)		$35,305

Income per common share:
Basic	$0.85				$1.13
Diluted	$0.81				$1.08
Weighted-average common shares outstanding:
Basic	31,184,101				31,184,101
Diluted	32,725,164				32,725,164

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2013

(in thousands, except per share data)

	Historical
	William Lyon Homes	Polygon Northwest Homes	Pro Forma Adjustments		Pro Forma Combined
Home sales	$338,434	$199,394	$—		$537,828
Lots, land and other sales	3,248	—	—		3,248
Construction services	21,439	850	—		22,289

	363,121	200,244	—		563,365

Cost of sales - homes	(267,932)	(145,163)	(24,323	)(1)	(437,418)
Cost of sales - lots, land and other	(2,838)	—	—		(2,838)
Construction services	(17,472)	—	—		(17,472)
Sales and marketing	(17,482)	(10,161)	—		(27,643)
General and administrative	(28,016)	(10,289)	—		(38,305)
Amortization of intangible assets	(1,173)	—	—		(1,173)
Other	(1,746)	—	—		(1,746)

	(336,659)	(165,613)	(24,323)		(526,595)

Operating income	26,462	34,631	(24,323)		36,770
Interest expense, net of amounts capitalized	(2,602)	(1,159)	931	(6)	(2,830)
Other income, net	257	2,634	(1,706	)(5)	1,185

Income before reorg items and taxes	24,117	36,106	(25,098)		35,125
Reorganization items, net	(464)	—	—		(464)

Income before taxes	23,653	36,106	(25,098)		34,661
Income Taxes	(6,366)	—	(3,996	)(2)	(10,362)

Net income	17,287	36,106	(29,094)		24,299
Net income attributable to noncontrolling interests	(4,879)	(4,427)	4,427	(3)	(4,879)

Net income attributable to William Lyon Homes	12,408	31,679	(24,667)		19,420
Preferred stock dividends	(1,528)	—	—		(1,528)

Net income available to common stockholders	$10,880	$31,679	$(24,667)		$17,892

Income per common share:
Basic	$0.48				$0.79
Diluted	$0.46				$0.76
Weighted-average common shares outstanding:
Basic	22,569,810				22,569,810
Diluted	23,446,954				23,446,954

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transaction

On August 12, 2014, the Company completed its acquisition (the “Polygon Acquisition”) of the residential homebuilding business of PNW Home Builders, L.L.C. (“PNW Parent”), pursuant to the purchase and sale agreement (the “Acquisition Agreement”), dated June 22, 2014 among William Lyon Homes, Inc., a California corporation (“California Lyon”), PNW Parent, PNW Home Builders North, L.L.C., PNW Home Builders South, L.L.C. and Crescent Ventures, L.L.C. (collectively, the “Sellers”). The residential homebuilding business of Polygon Northwest Homes and its affiliates was not conducted through a stand-alone legal entity, but rather are a combination of the residential homebuilding operations owned by Sellers through their direct and indirect ownership of certain limited liability companies that own real property (such operations being referred to herein as “Polygon Northwest Homes”) and conducted business as Polygon Northwest Company (“Polygon”). Pursuant to the Acquisition Agreement, the Company acquired, for cash, all of the membership interests of the underlying limited liability companies and certain service companies and other assets, for an aggregate cash purchase price of $520.0 million (on a debt free and cash free basis), plus an additional approximately $28.0 million at closing pursuant to working capital adjustments reflecting, among other adjustments, additional homebuilding inventory for lots owned and controlled and a reduction in assumed liabilities including accounts payable, in each case as compared to estimates made at the time of execution of the Acquisition Agreement, and which cash purchase price remains subject to final working capital adjustment in accordance with the terms of the Acquisition Agreement. Separately, PNW Parent is also engaged in commercial building activities and rental operations, which were excluded from the Polygon Acquisition and were not acquired by the Company. Polygon Northwest Homes now operates as two new divisions of the Company under the Polygon name, one in Washington, with a core market of Seattle, and the other in Oregon, with a core market of Portland.

On August 11, 2014, WLH PNW Finance Corp. (the “Escrow Issuer”), a wholly owned subsidiary of California Lyon, completed its private placement with registration rights of 7.00% Senior Notes due 2022 (the “2022 Notes”), in an aggregate principal amount of $300 million. On August 12, 2014, in connection with the consummation of the Polygon Acquisition, Escrow Issuer merged with and into California Lyon, which we refer to as the “Escrow Merger”, and California Lyon assumed the obligations of the Escrow Issuer under the 2022 Notes and the related indenture by operation of law. Following the Escrow Merger, California Lyon is the obligor under the 2022 Notes, and the 2022 Notes are guaranteed on a senior unsecured basis by the Company and certain of its existing and future wholly owned subsidiaries, including the entities acquired through the Polygon Acquisition. The net proceeds from the issuance of the 2022 Notes were used to fund a portion of the purchase price for the Polygon Acquisition.

On August 12, 2014, the Company entered into a senior unsecured loan facility (the “Senior Unsecured Facility”), pursuant to which the Company borrowed $120.0 million in order to pay a portion of the purchase price for the Polygon Acquisition. The debt under the Senior Unsecured Facility bears interest at an annual rate equal to a Eurodollar rate (subject to a minimum “floor” of 1.00%), plus an initial margin, which margin will increase by 0.50% every three months after August 12, 2014 that such debt remains outstanding, subject to an interest rate cap. The Senior Unsecured Facility will initially mature on the one-year anniversary of August 12, 2014, and may be prepaid in whole or in part prior to maturity without penalty. Any debt under the Senior Unsecured Facility that has not been previously repaid in full on or prior to the initial maturity date will be automatically converted into a senior term loan facility, which could be exchanged at the option of the lenders thereunder in whole or in part for senior exchange notes. The obligations of California Lyon under the Senior Unsecured Facility are guaranteed by the same entities that are guarantors under the existing Revolving Credit Facility, and the Senior Unsecured Facility ranks pari passu with California Lyon’s existing and future unsecured indebtedness.

The net proceeds of the issuance and sale of the 2022 Notes and the borrowings under the Senior Unsecured Facility, along with approximately $148.0 million in cash on hand (including approximately $100.0 million of cash proceeds generated from several separate new land banking arrangements with respect to land parcels located in California, Washington and Oregon), were used to finance the Polygon Acquisition and to pay related fees and expenses.

On November 21, 2014, the Company completed its public offering and sale of 1,000,000 6.50% tangible equity units (the “Units”), sold for a stated amount of $100 per Unit. On December 3, 2014, the Company sold an additional 150,000 Units pursuant to an over-allotment option granted to the underwriters. Each Unit is comprised of (i) a prepaid stock purchase contract (each, a “Purchase Contract”) pursuant to which the Company will deliver to the holder, not later than December 1, 2017 (the “mandatory settlement date”), unless earlier settled, between 4.4465 and 5.2247 shares of the Company’s Class A Common Stock, subject to certain adjustments and based on the applicable market value per share as described in the Purchase Contract, and (ii) a senior subordinated amortizing note due December 1, 2017 issued by the Company (each, an “Amortizing Note”). Each Amortizing Note will have an initial principal amount of $18.01. The Company used the net proceeds from the offering of the Units to pay down approximately $111.6 million of outstanding debt under its Senior Unsecured Facility.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, and were based on the historical financial statements of the Company and Polygon Northwest Homes. The historical William Lyon Homes and Polygon Northwest Homes columns in the Unaudited Pro Forma Condensed Combined Statement of Operations represent the unaudited results for the nine months ended September 30, 2014 and 2013.

The Unaudited Pro Forma Condensed Combined Statement of Operations give effect to the Pro Forma adjustments (as described below) as if the Polygon Acquisition had occurred or had become effective as of January 1, 2013. As the condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 includes the effects of the Polygon Acquisition, no unaudited pro forma balance sheet has been presented herein.

The unaudited pro forma condensed combined financial information is based on available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and does not necessarily reflect the Company’s results of operations or financial condition had the pro forma transactions occurred at an earlier date and should not be considered representative of the Company’s future financial condition or results of operations.

3.	Accounting Policies

The Company will continue to review Polygon Northwest Homes’ accounting policies. As a result of the ongoing review, the Company may identify differences between the accounting policies of the two companies that could have a material impact on the combined pro forma financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined pro forma financial statements. The unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies between the two companies.

4.	Notes to Unaudited Pro Forma Condensed Combined Income Statement

(1)	Represents the incremental increase to Cost of sales – homes as a result of applying acquisition accounting to the net assets of Polygon Northwest Homes. Please see Note 6 – Cost of sales.

(2)	Reflects the pro forma adjustment to record income taxes for the operations of Polygon Northwest Homes and the pro forma adjustments for the periods presented. Please see Note 7 – Income taxes.

(3)	Represents the elimination of Net income attributable to noncontrolling interests recorded by Polygon Northwest Homes. Based upon the Acquisition Agreement, all projects acquired are wholly-owned, resulting in no amounts attributable to non-controlling interests.

(4)	As the Company’s qualifying real estate projects under development exceeded total debt during the period presented, all interest incurred on a combined basis will be capitalized to inventory in accordance with ASC topic 835 “Capitalization of Interest”.

(5)	Relates to the elimination of the income effect of derivative assets that the Company did not acquire as part of the Polygon Acquisition.

(6)	Reflects the capitalization of interest to qualifying real estate projects included in inventory in accordance with ASC Topic 835 “Capitalization of Interest”.

(7)	Relates to the elimination of nonrecurring charges directly attributable to the acquisition of Polygon Northwest Homes. Net of related taxes, these expenses totaled $3.6 million.

5.	Financing Arrangements

The Company funded the Polygon Acquisition through a combination of borrowings and the transfer of land to an unrelated party, as part of a financing transaction. As a result of these borrowings, the Company will incur approximately $29.7 million of incremental interest based upon the assumed interest rates in effect at issuance and assuming debt is outstanding for an entire year. A 0.125% increase or decrease in the interest rates assumed above would increase or decrease interest incurred expense on a pro forma basis by $0.5 million.

In addition to the incremental interest assumed above is the amortization of $15.4 million of deferred financing fees incurred as part of the financing transaction. As the Company anticipates that qualifying real estate projects under development will exceed total debt, the additional interest incurred will initially be capitalized to inventory in accordance with ASC topic 835 “Capitalization of Interest”.

6.	Cost of Sales

Cost of sales - homes has been adjusted to reflect the impact of the purchase price allocation of Polygon Northwest Homes’ inventory. During the first year subsequent to the Polygon Acquisition, the Company expects Cost of revenues - homes on the acquired inventory of Polygon Northwest Homes to be approximately 85.0% of Homebuilding revenue for nine months ended September 30, 2013, and approximately 84.0% of Homebuilding revenue for the nine months ended September 30, 2014.

As a result of the borrowings entered into in order to fund the Polygon Acquisition, the Company will incur approximately $29.7 million of incremental interest on an annual basis, based upon the assumed interest rates in effect at issuance and assuming debt is outstanding for an entire year. As the Company anticipates that qualifying real estate projects under development will exceed total debt, the additional interest incurred will initially be capitalized to inventory in accordance with ASC topic 835 “Capitalization of Interest”. The Company estimates that the amount of interest expensed through Cost of sales will approximate 4.0% of homebuilding revenues under the current interest capitalization model, which is included in the pro forma costs of sales rate mentioned above.

As such, for the nine months ended September 30, 2014 and 2013, approximately $18.6 million and $24.3 million, respectively, are included as an increase to Cost of sales - homes in the unaudited pro forma condensed consolidated statement of operations.

7.	Income Taxes

As Polygon Northwest Homes was not previously required to record a provision for income tax due to its organizational structure, the Company applied statutory tax rates to the pro forma adjusted income before taxes to compute pro forma Provision for income taxes that would have been recorded had Polygon Northwest been a part of the Company’s consolidated operations during the nine months ended September 30, 2014 and 2013. The pro forma adjustments are calculated below:

	Nine months ended September 30, 2014	Nine months ended September 30, 2013
Polygon Northwest Homes Income Before Taxes after Pro Forma Adjustments	$13,635	$11,008
Statutory Rate	36.3%	36.3%
Pro Forma Tax Provision Adjustment (in thousands)	$4,949	$3,996